EXHIBIT 10.1

MANAGEMENT CONSULTING AGREEMENT

This MANAGEMENT CONSULTING AGREEMENT (the “Agreement”) is entered into this 30th day of August, 2010 (the “Commencement Date”) between ATHERONOVA INC., a Delaware corporation (the “Company”) and THOMAS W. GARDNER (the “Consultant”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved and authorized the entry into this Agreement with Consultant; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the engagement relationship of Consultant with the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and Consultant hereby agree as follows;

1. Term. Subject to the termination provisions of Sections 2.1 and 9 below, the term of this Agreement shall be three (3) years (“Term”), commencing on the Commencement Date and ending immediately prior to the third anniversary of the Commencement Date (the “Termination Date”).

2. Engagement. Consultant shall be engaged to provide consulting and management services to the Company relating to the functions of the chief executive officer of the Company from the Commencement Date until such engagement is terminated in accordance with this Agreement. Consultant will have the full range of executive duties and responsibilities that are customary for public company chief executive officer positions. All Company officers shall report to and take direction from Consultant. Consultant shall have supervision and control over, and responsibility for, the affairs of the Company and shall have such other powers and duties as may be from time to time assigned to it by the Board of Directors of the Company (the “Board”). Consultant shall report directly to the Board. Department heads of the Company will report to Consultant. Company recognizes that Consultant is, or may be, engaged in other matters, and thereby acknowledges and confirms that Consultant shall not be obligated to devote all of his resources and time solely to the business and affairs of the Company until such time as Consultant is employed by the Company on a full-time basis.

2.1. Conversion. Consultant shall be engaged until December 31, 2010 on a non-exclusive basis.  Starting January 1, 2011, the Company’s Board of Directors will have the option to employ Consultant on a full-time basis with 90 days written notice.  If Consultant declines such offer of full-time employment, the Board may terminate this Agreement with 30 days notice.  Consultant shall not be entitled to receive Severance Benefits (as defined below) upon the termination of this Agreement in accordance with this Section 2.1.

3. Fee/Salary.

3.1 The Company shall pay Gardner Syndication Management, Inc., as requested by Consultant, an annual fee at an initial annual rate of $144,000 (the “Base Annual Fee”). Such Base Annual Fee shall increase to the annual rate of $160,000 on the first anniversary of the Commencement Date or upon the commencement of Consultant’s full-time employment by the Company, and then to the annual rate of $190,000 on the first anniversary of the commencement of Consultant’s full-Time employment by the Company. If applicable, the Base Annual Fee shall increase to $240,000 on the second anniversary of the commencement of Consultant’s full-time employment by the Company.  The Base Annual Fee shall be payable by the Company to Consultant in substantially equal installments not less frequently than semi-monthly (two times per month).

3.2 Notwithstanding Section 3.1 above, in the event that at any time during the Term the Company successfully completes a capital funding of at least $3,500,000 (the “Funding”), then the Base Annual Fee shall increase to the annual rate of $190,000 if such Funding is consummated prior to the second anniversary of the Commencement Date, and to the annual rate of $240,000 if such Funding is consummated after the second anniversary of the Commencement Date.

3.3           Participation in deferred compensation, discretionary bonus, retirement, stock option and other benefit plans and in fringe benefits shall not reduce the Base Annual Fee; provided, however, that voluntary deferrals or contributions to such plans shall reduce the current cash compensation paid to Consultant but shall not reduce the Base Annual Fee hereunder.

4. Bonus. Consultant shall be given a cash bonus (“Bonus”) of thirty percent (30%) of the Base Annual Fee in effect as of December 31 of the Company’s applicable fiscal year, if (i) the Company successfully completes a Funding and (ii) the Company realizes certain operating benchmarks in the respective fiscal year as determined by the Compensation Committee of the Board. This additional compensation shall be computed on an annual basis and earned at the close of the Company’s fiscal year and shall be paid to Consultant within ten days of completion of the Company’s annual audit of its consolidated financial statements for such fiscal year.

5. Participation in Stock Options, Health Insurance, Retirement and Executive Benefit Plans; Moving Expenses.

5.1 Consultant shall participate in stock options as follows:

(a) Consultant shall receive from the Company on the Commencement Date non-qualified options to purchase 1,000,000 shares of the Company’s Common Stock (the “Initial Options”) in accordance with the Company’s 2010 Stock Incentive Plan (the “Plan”). The exercise price of the Initial Options shall be equal to 100% of the per share asking price of the Company’s Common Stock at the close of trading on the Commencement Date. Except as provided herein, the terms of the Initial Options shall be as provided in the Plan and in the Company’s standard form stock option agreement.  The Initial Options shall vest as follows, 250,000 of the Initial Options shall vest upon the first anniversary of the date of grant, and an additional 62,500 of the Initial Options shall vest each ensuing 3 month period thereafter until fully vested.

(b) Consultant shall also be eligible for subsequent options during the term of this Agreement as determined by the Compensation Committee of the Board under the Plan.

(c) For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:

a. an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

b. an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

c. an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

a. which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, more than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

b. after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause b. as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

5.2 Consultant shall be reimbursed for his reasonable legal fees incurred in connection with negotiating and drafting this agreement up to a maximum of $10,000.

5.3 Consultant agrees that the Company may apply for and take out in its own name and at its own expense such “key person” life insurance upon the life of Consultant as the Company may deem necessary or advisable to protect its interests; provided, however, that (i) such insurance coverage does not otherwise diminish or restrict Consultant’s eligibility for and/or participation level in any benefit plan or arrangement, (ii) such coverage does not otherwise diminish any other economic benefit to which Consultant is entitled pursuant to the terms of this Agreement, and (iii) no taxable income is attributed to Consultant as a result of such coverage. Consultant agrees to reasonably assist and reasonably cooperate with the Company in procuring such insurance, including (without limitation) submitting to medical examinations for purposes of obtaining and/or maintaining such insurance. Employee agrees that he shall have no right, title or interest in and to such insurance.

6. Business Expenses. During such time as Consultant is rendering services hereunder, Consultant shall be entitled to incur and be reimbursed by the Company for all reasonable business expenses, including but not limited to mobile telephone and text messaging charges. The Company agrees that it will reimburse Consultant for all such expenses upon the presentation by Consultant, on a monthly basis, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies. Reimbursement for approved expenses shall be made within a reasonable period not to exceed 30 days after the approval of Consultant’s an itemized account.

7. Representations and Warranties. Consultant hereby represents and warrants as follows to the Company as a material inducement for the Company to enter into this Agreement:

7.1 To the knowledge of Consultant, other than confidentiality agreements with other clients relating to the disclosure or use of proprietary information of such other clients and non-solicitation covenants with other clients having a scope substantially similar to those contained in Section 10.4 of this Agreement, Consultant is not subject to any agreements with other or prior clients that would have a material adverse impact on the Company’s operations or materially interfere with Consultant’s performance of his obligations hereunder.

8. Indemnity. The Company shall to the extent permitted and required by law, indemnify and hold Consultant, his affiliates and their officers, directors and employees, harmless from costs, expense or liability arising out of or relating to any acts or decisions made by Consultant in the course of his engagement to the same extent the Company indemnifies and holds harmless other officers and directors of the Company in accordance with the Company’s established policies. This indemnity shall include, without limitation, advancing Consultant attorney’s fees to the fullest extent permitted by applicable law. The Company agrees to continuously maintain Directors and Officers Liability Insurance with reasonable limits of coverage and to include Consultant within said coverage while Consultant is engaged by the Company and for at least sixty (60) months after the termination of Consultant’s engagement by the Company.

9. Termination. Consultant’s engagement with the Company may be terminated for the reasons set forth below.  At the request of the Board, Executive agrees to resign from his position as a director of the Company within 24 hours after his termination.

9.1 Death. This Agreement shall terminate upon Consultant’s death (“Death”). The Company shall pay Consultant’s estate (i) on the date it would have been payable to Consultant any unpaid Base Annual Fee and accrued vacation, if any, earned prior to the date of Consultant’s Death, (ii) within 30 days of the conclusion of the quarter following Consultant’s Death, any unpaid Bonus prorated to the date of Consultant’s Death, and (iii) any unpaid reimbursements due Consultant for expenses incurred by Consultant prior to Consultant’s Death, upon receipt from Consultant’s personal representative of receipts therefor. Any Initial Options and subsequent options that have not vested as of the date of Consultant’s Death shall terminate on the date of Consultant’s Death, but all vested but unexercised Initial Options and subsequent options will be exercisable by Consultant’s successors or heirs, respectively, in accordance with the Plan.

9.2 Disability. If, as a result of Consultant’s incapacity due to physical or mental illness, thereby causing Consultant to have been absent from the full time performance of substantially all of his material duties with the Company for 90 consecutive days or 180 days total within any 12-month period, Consultant’s engagement may be terminated by the Company or by Consultant for “Disability.” Termination shall occur 30 days after a notice of a written termination is delivered to Consultant by the Company or by Consultant to the Company (the “Effective Date of Termination”). The Company shall pay Consultant:

(a) any unpaid Base Annual Fee and accrued vacation, if any, earned prior to the date of Consultant’s Effective Date of Termination, and

(b) any unpaid reimbursements due Consultant for expenses incurred by Consultant prior to Consultant’s Effective Date of Termination, pursuant to Section 6.

Any Initial Options and subsequent options that have not vested as of Consultant’s Effective Date of Termination shall terminate on the date of Consultant’s Effective Date of Termination for Disability, but all vested but unexercised Initial Options and subsequent options will be exercisable by Consultant’s in accordance with the Plan.

9.3 Cause. The Company may terminate Consultant’s engagement hereunder for Cause. For purposes of this Agreement, “Cause” means:

(a) an act or acts of dishonesty undertaken by Consultant and intended to result in material personal gain or enrichment of Consultant or others at the expense of the Company;

(b) gross misconduct that is willful or deliberate on Consultant’s part and that, in either event, is materially injurious to the Company, including but not limited to sexual harassment, embezzlement, theft, and disclosure of Company trade secrets;

(c) the conviction of Consultant of a felony; or

(d) the material breach of any terms and conditions of this Agreement by Consultant, which breach has not been cured by Consultant within 30 days after written notice thereof to Consultant from the Company.

The cessation of engagement by Consultant shall not be deemed to be for Cause unless and until there shall have been delivered to Consultant a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board.

In the event of termination for Cause, Consultant will be entitled to such Base Annual Fee and accrued vacation pay and benefits, if any, as have accrued under this Agreement through the date of termination which accrued amounts shall be payable on the date of termination for cause, but will not be entitled to any other annual fee, benefits, bonuses or other compensation after such date.

9.4 Without Cause. This Agreement may also be terminated by the Company at any time by the delivery to Consultant of a written notice of termination. Upon such termination, Consultant shall be entitled to receive the following (collectively, the “Severance Benefits”):

(a) on the Effective Date of Termination, Consultant will be paid such Base Annual Fee and accrued vacation, if any, prorated bonus and other benefits as have been earned under this Agreement through the date of termination;

(b) Consultant will also be paid a lump sum termination fee equal to one year’s then current Base Annual Fee;

(c) in the event of a termination without Cause during the eighteen month (18) month period following a Change of Control, any Initial Options and subsequent options and any replacement options in any successor entity that were obtained by Consultant in exchange for the Initial Options or subsequent options that have not vested as of Executive’s Effective Date of Termination (“Unvested Options”) shall expire on the date of Executive’s Effective Date of Termination;

(d) as a condition to receipt of the consideration described in clauses (b) and, if applicable, (c) above, the Company and Consultant shall execute a mutually acceptable general release.

9.5 By Consultant. Consultant may terminate this Agreement upon 30 days written notice to the Company.

(a) In the event Consultant terminates this Agreement for “Good Reason,” Consultant shall be entitled to receive the Severance Benefits. As used herein, “Good Reason” shall mean:

(i) the failure of the Company to obtain the assumption of this Agreement by any successor to the Company, as provided in this Agreement;

(ii) in the event of a Change in Control:

a.           (1) any reduction in Consultant’s then-current Base Annual Fee or any material reduction in Consultant’s comprehensive compensation package (other than changes, if any, required by group insurance carriers applicable to all persons covered under such plans or changes required under applicable law),

(2) the assignment to Consultant of duties that represent or constitute a material adverse change in Consultant’s position, duties, responsibilities and status with the Company immediately prior to a Change in Control, or

(3) a material adverse change in Consultant’s responsibilities; except in connection with the termination of Consultant’s engagement for Cause, upon the Death of Consultant, or upon the voluntary termination by Consultant; or

b. the relocation of Consultant’s place of engagement from the location at which Consultant was principally engaged immediately prior to the date of the Change in Control to a location more than 50 miles from such location; or

(iii) the material breach of any terms and conditions of this Agreement by the Company, which breach has not been cured by the Company within thirty (30) days after written notice thereof to the Company from Consultant.

(b) Consultant’s continued engagement shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. If it shall be determined that any payment or distribution by the Company to or for the benefit of Consultant hereunder (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by Consultant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Consultant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Consultant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Consultant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Consultant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after Consultant is informed in writing of such claim.

(c) In the event Consultant terminates this Agreement other than for Disability or Good Reason, the Company shall pay Consultant:

(i) on the date it would have been payable to Consultant, any unpaid Base Annual Fee and accrued vacation, if any, earned prior to the date of Consultant’s termination; and

(ii) any unpaid reimbursements due Consultant for expenses incurred by Consultant prior to the date of Consultant’s termination, pursuant to Section 6.

Consultant shall have the right to exercise any vested stock options in accordance with the terms of the Plan.

10. Covenants.

10.1 Confidential Information. During the term of this Agreement and thereafter, Consultant shall not, except as may be required to perform his duties hereunder or as required by applicable law or court order, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or that does not otherwise become available to the general public, and that was learned by Consultant in the course of his engagement by the Company, including, without limitation, any data, formulae, methods, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and other documents containing such Confidential Information. Consultant acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of his engagement, Consultant will promptly deliver to the Company all documents, maintained in any format, including electronic or print, (and all copies thereof) in his possession containing any Confidential Information.

10.2 Noncompetition. Except as otherwise provided herein, Consultant agrees that during the term of this Agreement and for a period of one year thereafter if he is receiving severance benefits, he will not, directly or indirectly, without the prior written consent of the Company, provide consulting services with or without pay, or own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or any present affiliate of the Company in the industry of pharmaceuticals or pharmaceutical intellectual property; provided, however, that the “beneficial ownership” by Consultant, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934 (“Exchange Act”), of not more than 5% of the voting stock of any corporation shall not be a violation of this Agreement. Notwithstanding the foregoing, Consultant shall be permitted to maintain the ownership interests and directorship described on Exhibit “A” attached hereto so long as they do not interfere with the performance of his duties and do not constitute competitive activities.

10.3 Right to Company Materials. Consultant agrees that all patents, copyrights, designs, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to Consultant, shall be and shall remain the property of the Company. Upon the termination of his engagement and/or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Consultant shall not make or retain any copies thereof.

10.4 Non-solicitation. Consultant understands and agrees that in the course of engagement with the Company, Consultant will obtain access to and/or acquire Company trade secrets, including Confidential Information, which are solely the property of the Company. Therefore, to protect such trade secrets, Consultant promises and agrees that during the term of this Agreement, and for a period of two years thereafter, he will not solicit or assist or instruct others in soliciting any employees of the Company or any of its present or future subsidiaries or affiliates.  Consultant further promises and agrees that during the term of this Agreement, and for a period of two years thereafter, he will not use Confidential Information to solicit or assist or instruct others in soliciting any customers or suppliers of the Company or any of its present or future subsidiaries or affiliates, to divert their engagement or business to or with any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

10.5 Non-disparagement. Except for statements of fact, internal Company communications relating to the performance of the Company, disclosures required under applicable law or in connection with any legal proceedings with respect to which Consultant is a party or witness, Consultant will not make any disparaging remarks regarding the Company at any time during or after the termination of his engagement with the Company. Except for statements of fact, internal communications relating to the performance of Consultant, and disclosures required under applicable law or in connection with any legal proceedings with respect to which the Company is a party or witness, the Company will not make any disparaging remarks regarding Consultant at any time during or after the termination of his engagement with the Company.

11. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, exception that notice of a change of address shall be effective only upon actual receipt:

Company:	AtheroNova Inc.
2301 Dupont Dr. Suite 525
Irvine, California 92612

Attention: President

Consultant:	Thomas Gardner
14 Chantonnay
Laguna Niguel, CA 92677

12. Amendments or Additions. No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

13. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

16.Arbitration. Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Consultant’s engagement and any statutory claims including all claims of engagement discrimination shall be subject to private and confidential arbitration in Orange County, California in accordance with the laws of the State of California. The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules. The arbitration shall be conducted confidentially in accordance with the Rules. The arbitration fees shall be paid by the Company. Each party shall have the right to conduct discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator. The statute of limitations or any cause of action shall be that prescribed by law. The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorney’s fees to the prevailing party in accordance with applicable law. The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties. The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with California law. Notwithstanding anything to the contrary contained in this Section 16, nothing herein shall prevent or restrict the Company or Consultant from seeking provisional injunctive relief from any forum having competent jurisdiction over the parties.

17. Miscellaneous. No provision of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by Consultant and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

All references to sections of the Exchange Act shall be deemed also to refer to any successor provisions to such sections.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

ATHERONOVA INC.

By: /s/ Mark Selawski
Mark Selawski
Chief Financial Officer & Secretary

Consultant:

By: /s/ Thomas W. Gardner
Thomas W. Gardner

Exhibit “A”

OWNERSHIP INTERESTS AND DIRECTORSHIPS (Section 10.2)